Exhibit 5

December 3, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-1004

Re:     Precision Optics Corporation, Inc. – Registration of Common Stock on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Precision Optics Corporation, Inc., a Massachusetts corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of (i) 385,000 shares (the “Plan Shares”) of the Company’s common stock, $0.01 par value per share (the “Stock”), issuable pursuant to the Precision Optics Corporation, Inc. 2022 Equity Incentive Plan, as amended (the “2022 Plan”) and (ii) 60,000 shares of Stock that may be issued upon exercise of a non-qualified stock option inducement award (the “Inducement Award”) granted by the Company to Joseph Traut on October 1, 2025 in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement to Mr. Traut entering into employment with the Company (the “Inducement Shares”, and together with the Plan Shares, the “Shares”).

We have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquiries of such officers and representatives of the Company as we have deemed relevant and necessary as the basis for the opinions set forth.  In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  We have assumed, without independent verification, the accuracy of the relevant facts stated therein. We express no opinion herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

The opinions expressed in this letter concern only the effect of the laws of the Massachusetts Business Corporation Act as currently in effect, and we express no opinion on the law of any other jurisdiction. We assume no obligation to supplement this letter if any of the applicable laws change in any manner.

Based upon the foregoing, it is our opinion that the Shares covered by the Registration Statement that are issued in accordance with the terms of the 2022 Plan and Inducement Award, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ArentFox Schiff LLP

ARENTFOX SCHIFF LLP